Exhibit 5.2

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 25, 2018

Redwood Trust, Inc.

One Belvedere Place

Suite 300

Mill Valley, California 94941

Re:	Registration Statement on Form S-3 (File No. 333-211267)

Ladies and Gentlemen:

We have served as Maryland counsel to Redwood Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance by the Company of up to $230,000,000 aggregate principal amount of its 5.625% Convertible Senior Notes due 2024 (the “Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Notes are to be issued in an underwritten public offering pursuant to a Prospectus Supplement, dated June 20, 2018 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, and the related form of prospectus included therein, in the form filed by the Company with the Commission under the 1933 Act;

2. The Prospectus Supplement, in the form filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Redwood Trust, Inc.

June 25, 2018

6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, and a duly authorized pricing committee thereof, relating to the authorization of the issuance of the Notes, certified as of the date hereof by an officer of the Company;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Redwood Trust, Inc.

June 25, 2018

5. Upon the issuance of any shares of common stock, $.01 par value per share (the “Common Stock”), of the Company issuable upon conversion of the Notes (the “Conversion Shares”), the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. The Conversion Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Notes has been duly authorized by the Company.

3. The issuance of the Conversion Shares has been duly authorized by the Company and, when issued and delivered by the Company upon conversion of the Notes in accordance with the Resolutions and the terms of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act. Latham & Watkins, LLP, counsel to the Company, may rely on this opinion in connection with an opinion to be issued by it of even date herewith relating to the issuance of the Notes.

Very truly yours,

/s/ Venable LLP